Exhibit 10.9

Copyright: Norwegian Shipbrokers, Association, Oslo, Norway.	Printed By BIMCO’s idea

WITHOUT INSPECTION MEMORANDUM OF AGREEMENT

Norwegian Shipbrokers, Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.

Code-name

SALEFORM 1993

Revised 1966, 1983 and 1986/87.

Dated: 28 June 2010

Genco Diocletian Limited, a Marshall Islands corporation,

hereinafter called the Sellers, have agreed to sell, and

Mycenae LLC,   a Marshall Islands limited liability company

hereinafter called the Buyers, have agreed to buy

Name: Stentor

Classification Society/Class: Bureau Veritas, I + HULL + MACH, Bulk Carrier CSR BC-A (holds 2 & 4 may be empty), ESP, GRAB [4], CPS (WBT), Unrestricted Navigation, + VeriSTAR-HULL; +AUT-UMS; MON-SHAFT; INWATER SURVEY

Built: 2010	By: Yangzhou Dayang Shipbuilding Industry Co., Ltd

Flag: Panama	Place of Registration: Panama

Call Sign: 3FEW2	Grt/Nrt: 32,837/19,559

IMO Number:          9557135

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” and “Working days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.                                      Purchase Price           US$36,200,000

2.                                      Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price by 30 June 20l0.

This deposit shall be placed with DnB NOR Bank ASA, London and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.                                      Payment

The said Purchase Price, less the 10% deposit paid in accordance with Clause 2, shall be paid in full free of bank charges to such bank account as the Sellers may notify to the Buyers on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Notice of Readiness has been given in accordance with Clause 5.

4.                                      Inspections

a)*                               The Buyers have waived its rights to inspect the Vessel and are deemed to have accepted the Vessel and its classification records, and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

5.                                      Notices, time and place of delivery

a)                                      The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 15, 7, and 3 days approximate notice of the estimated time and place of drydocking/underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)                                     The Vessel shall be delivered safely afloat at a safe and accessible berth or anchorage or port or buoy within ports limit and always within IWL in the Sellers’ option. The port of delivery shall not be within jurisdictions that are prohibited by the vessel’s flag state, the United Nations, the European Union and the United States of America.

Expected time of delivery:

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 31 August 2010

c)                                      If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within two (2) working days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within two (2) working days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)                                     Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

If the Vessel is delivered at a port or place where bunkers and lubricants are not available, the Vessel will be delivered with sufficient quantity of bunkers and lubricant to sail to the nearest port where bunkers and lubricants are available for the Vessel.

6.                                      Drydocking/Divers Inspection

b)**                       (i)      The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection of the Vessel’s underwater parts below the deepest loadline by a diver approved by the Classification Society prior to the delivery of the Vessel at the port of delivery immediately upon the Vessel’s arrival there and without undue delay. The Sellers shall at their cost make the Vessel available for such inspection and arrange Class attendance, however the fees for Class attendance shall be dealt with in accordance with the provisions of this Agreement. The extent of the inspection and the conditions under which it is performed including clarity of water which shall be conducive for this underwater inspection - shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port. The Sellers will give at least five (5) business days notice to the Buyers of the time they intend to make the Vessel available for such inspection. Buyers, failure to appoint divers approved by class or attend underwater inspection as per the Sellers’ notification will be deemed a waiver of its rights to inspect the Vessel’s underwater parts.

The Buyers’ and the Sellers’ representatives have the right to attend this underwater inspection without inteference.

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at the port of drydocking which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b)) shall be extended by the additional time required for the drydocking and extra steaming/waiting, but limited to a maximum of sixty (60) running days.

(iv) However in case Class imposes a condition of class that does not require a dry-docking repair before next scheduled dry-docking, the Sellers shall pay to the Buyers the estimated cost to repair such damage in a way which is acceptable to Class, which to be the direct cost to repair such damage only and shall not take into account any deviation, dry-dock dues/general expenses and/or loss of time. This cost shall be the average cost of two (2) quotations from qualified shipyards in the delivery range, one obtained by the Buyers and one obtained by the Sellers. The cost of repair so calculated shall be deducted from the balance of the purchase money at the time of delivery.

C)                                    If the Vessel is drydocked pursuant to 6 b) above

(i)                                     the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*. If the tailshaft is drawn regardless by whom ordered then the cancelling date shall be automatically extended by the time required to draw the tailshaft and put it back in place as required by the Classification Society.

(ii)                                  the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii)                               the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv)                              the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v)                                 the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*                                         Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

7.                                      Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on Shore including grabs and fitted or portable machines. All spare parts and spare equipment if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded. The Sellers are not required to replace spare parts which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra. Broached/unbroached unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment. The Vessel has never had a spare propeller nor a spare tailshaft.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as Owners’/Managers’ directives/rules/publications/computer internal software and the following additional items (including items on hire):

The Buyers shall take over and pay extra at the Sellers’ last net purchased prices excluding barging and delivery and as evidenced by invoices or copies thereof for the remaining bunkers and unused lubricating and hydraulic oils in storage tanks which has not passed through the Vessel’s system and/or sealed drums and pails

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.                                      Documentation

The place of closing:

In exchange for payment of the full Purchase Price alog with any other payments called for in accordance with this Agreement the Sellers shall furnish the Buyers with delivery documents as reasonably required by the Buyers for their registration of the Vessel to be advised by the Buyers in good time and to be incorporated in an Addendum to this Agreement.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

See additional clause 20.

9.                                      Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, contracts of affreightment,

mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

Furthermore:

a)                                      The Vessel shall be delivered without crew on board. The Vessel shall be delivered stowaway free and cargo free. The Buyers shall not absorb any Vessel personnel from the Sellers nor shall they be responsible for any crew repatriation or termination costs or expenses relating to the crew. The Sellers will indemnify and hold the Buyers harmless for any costs, expenses or liabilities pertaining to the crew and the Vessel.

b)                                     The Sellers shall indemnify and hold the Buyers harmless from any liablity, costs, expenses (including reasonable, legal fees) or obligations relating to the Vessel of any nature (whether absolute, accrued, contingent or otherwise) in respect of any fact, condition or circumstances existing or occurring on or prior to the date of delivery, including all liabilities, claims, costs and expenses which may attach to the Vessel after delivery relating to matters prior to delivery.

10.                               Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the sellers’ account.

11.                               Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers.  The Sellers undertake to continue its normal standards of operation and maintenance until delivery.

The Vessel shall be delivered with her present class maintained without condition, free of average damage affecting the Vessel’s class, and with her classification certificates and National/international trading certificates, as well as all other certificates the Vessel had at the time of inspection, clean, valid and unextended for a minimum of three (3) months without condition by Class or the relevant authorities at the time of delivery. All continuous survey cycles shall be fully up to date at the time of delivery. “Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

Notwithstanding any documentation presented by the Sellers at the time of delivery, the Vessel at the time of delivery will be in such condition that will entitle her to be classed inthe highest status of condition on the records of its Classification Society.

The Vessel shall be delivered with cleanswept holds.

*                                         Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.                               Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.                               Buyers’default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.                               Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.                               Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place maximum two representatives on board the Vessel up to thirty (30) days prior to delivery who may remain on board the Vessel at their sole risk and expense until delivery.

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the Sellers’ operation of the Vessel/the Sellers’ work. The Buyers’ representatives shall sign the Sellers’ usual P&l letter of indemnity prior to their embarkation.

16.                               Arbitration

a)*                               This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

Clause 17.

On delivery the Sellers shall hand to the Buyers a letter of undertaking stating that to the best of the Sellers’ knowledge, the Vessel under present Ownership has not touched bottom nor grounded since Vessel’s last drydocking and that she has not been infested by Gypsy Moth.

Clause 18

The Sellers agree to cooperate in providing technical data as requested by the Buyers after agreement has been reached on price and main terms of offer. This may include but shall not be limited to technical specifications, plans and drawings, classification records, ultrasonic gaugings.

Clause 19

Any notice or communication to be given under this Agreement shall be given by letter and e-mail or fax at the following address/fax number:

In the case of the Buyers:

c/o Maritime Equity Partners LLC

299 Park Avenue - 2nd Floor

New York, New York 10171

Fax: 212-763-5608

In the case of Sellers:

c/o Genco Shipping & Trading Limited

299 Park Avenue - 20th Floor

New York, New York 10171

Fax: 646-443-8551

A demand which is delivered personally or posted shall be deemed to be served and shall take effect at the time when it is delivered and a demand which is sent by fax or e-mail shall be deemed to be served and shall take effect on the next business day after its transmission is completed.

Clause 20

Clauses 9 and 10 of this Agreement shall survive the closing of the purchase of the Vessel.

Genco Diocletian Limited	Mycenae LLC
The Sellers	The Buyers

Attorney in Fact